Exhibit 10.1

NPS PHARMACEUTICALS, INC.

CHANGE IN CONTROL SEVERANCE PAY PLAN

AS AMENDED THROUGH

JANUARY 11, 2015

1.                                      Introduction.  The purpose of the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan (the “Plan”) is to provide severance benefits to eligible employees of NPS Pharmaceuticals, Inc. and its subsidiaries (the “Company”) when there has been a “change in control” of the Company followed by the eligible employee’s termination of employment without “cause” or the resignation of the eligible employee following eligible employee’s job prospects being “materially altered.”  This Plan replaces any prior severance policy or other policy or practice under which severance benefits have been provided to employees of the Company following a “change in control” (including, without limitation, the prior version of this Plan and the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan for Employees in Grades 8 through 10 Hired After August 31, 2012); provided, however, that to the extent that a Non-U.S. Covered Employee is entitled under applicable law or an agreement with the Company to severance payments or benefits that are more favorable to the employee, the employee will be entitled to such greater payments or benefits.  This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

2.                                      Effective Date.  The original effective date of the Plan was January 1, 2005.  The effective date of the Plan as set forth herein is January 11, 2015.

3.                                      Term.  The Plan shall be in effect until terminated by the Company in accordance with Section 11 hereof.

4.                                      ERISA.  For Covered Employees in the United States, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b).

5.                                      Definitions.  The following words and phrases shall have the following respective meanings:

5.1                               “Administrator” means the Senior Vice President of Human Resources of the Company or his/her designee.

5.2                               “Base Pay” means the Covered Employee’s annual regular straight-time salary or annualized regular rate of compensation as in effect on the date of termination of employment or, if greater, as in effect immediately prior to the Change in Control.  For Non-U.S. Covered Employees who are part-time employees and who participate in the Plan pursuant to clause (ii) of Section 5.10, such amount shall be determined based upon the individual’s typical work schedule as in effect immediately prior to the termination of the employee’s employment (or, if greater, immediately prior to the Change in Control).

5.3                               “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

5.4                               “Board” means the Board of Directors of the Company.

5.5                               “Cash Compensation Target” means, for a Covered Employee, the amount yielded by the formula set forth on Exhibit A.

5.6                               “Cause” means (i) an act of material dishonesty by the Covered Employee in connection with the Covered Employee’s responsibilities as an employee, (ii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony (or an equivalent offense in a jurisdiction outside of the United States), (iii) the Covered Employee’s gross misconduct in connection with the Covered Employee’s responsibilities as an employee, (iv) the Covered Employee’s material violation of the Company’s or a subsidiaries’ written policies and procedures; or (v) the Covered Employee’s material and continued failure to perform his or her responsibilities as an employee after the Covered Employee has received a written demand for such performance. Notwithstanding the forgoing, for Non-U.S. Covered Employees, the definition of “Cause” shall be deemed to be modified to the extent that the definition (or an element thereof) is impermissible under applicable law, to the minimum extent required to comply with any such law.

5.7                               “Change in Control” means (i) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (ii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act) representing 25% or more of the combined voting power of the Company’s then outstanding securities; (iii) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in sub-clause (A) of clause (ii) above; or (iv) a transaction which the Board determines in its sole discretion to constitute a Change in Control.  A Change in Control does not include the occurrence of an event described above where the sole parties to the event are the Company and one of its subsidiaries.

5.8                               “Code” means the Internal Revenue Code of 1986, as amended.

5.9                               “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and, except as the context otherwise requires, any of its wholly owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

5.10                        “Covered Employee” means (i) each Full-Time Employee of the Company and (ii) each employee of the Company primarily providing services outside of the United States.  An individual who is providing services as a probationary or fixed-term employee (or pursuant to any similar initial employment evaluation arrangement) shall, notwithstanding such probationary status, be eligible to participate in the Plan, if such individual is described in the preceding sentence.

5.11                        “Determination Period” means the time period, not to exceed twenty-four (24) months, beginning on the date of the Change in Control, which time period is set forth for such Covered Employee’s position or grade on Exhibit A hereto.

5.12                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

5.13                        “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Employee with respect to such excise tax

5.14                        “Full-Time Employee” means those employees employed by the Company in the United States who are regularly scheduled to perform 30 or more hours of work per week, without giving effect to any decrease in such regular work schedule following a Change in Control.

5.15                        “Involuntary Termination” means (i) the Company’s or an Affiliate’s termination of employment of the Covered Employee after a Change in Control other than for Cause or (ii) to the extent permitted by applicable local law, death or permanent disability.

5.16                        “Materially Altered” or “Material Alteration” means except as otherwise provided pursuant to Exhibit A hereto, without the Covered Employee’s written consent, (i) a material reduction in the Covered Employee’s authority, duties or responsibilities relative to the Covered Employee’s authority, duties or responsibilities in effect prior to such reduction where such reduction was imposed without Cause, (ii) a material diminution in the Covered Employee’s base compensation or target incentive opportunity, where such reduction was imposed without Cause, or (iii) a material change in the geographical location at which the Covered Employee must perform his or her duties as an employee of the Company; provided that a change to such location which increases the Covered Employee’s commuting distance by more than 35 miles from that in effect immediately prior to the change shall be deemed to be a material change for purposes of this clause (iii).  Notwithstanding the forgoing, for Non-U.S. Covered Employees, the definition of “Materially Altered” shall be deemed to be modified to the extent that the definition (or an element thereof) is impermissible under applicable law, to the minimum extent required to comply with any such law.

5.17                        “Non-U.S. Covered Employee” means each Covered Employee primarily providing services outside of the United States.

5.18                        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

5.19                        “Plan” means the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

5.20                        “Release Period” means the forty-five (45) day period (or, for Non-US Employees, such other period required by applicable law), commencing on the date of the Covered Employee’s Separation from Service, by which he or she must sign the Release in order to receive a Severance Benefit, as provided in Exhibit B.

5.21                        “Section 409A” means Section 409A of the Code.

5.22                        “Separation from Service” means the Covered Employee’s termination of employment with the Company and its Affiliates (which shall be interpreted in accordance with the requirements of Section 409A to the extent required).

5.23                        “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided with pursuant to Section 7 and Exhibit A.

5.24                        “Severance Period” means the time period set forth on Exhibit A with respect to the Covered Employee’s position or job classification beginning on the date of a Covered Employee’s Separation from Service as a result of an Involuntary Termination or the Covered Employee’s job prospects being Materially Altered as a result of a Change in Control.

5.25                        “Short Term Incentive” means an amount equal to the target percentage of the Covered Employee’s Base Pay which the Covered Employee is eligible to earn under the Company’s annual incentive guideline approved by the Board in effect on the date of termination of employment or, if higher, such target percentage as was in effect immediately prior to the occurrence of a Change in Control.

6.                                      Eligibility for Severance Benefit.  An individual is eligible for the Severance Benefit under the Plan, in the amount and for the duration set forth in Exhibit A, only if he or she is a Covered Employee on the effective date of a Change in Control and on such date is in a position or pay grade included on Exhibit A.

7.                                      Severance Payments and Benefits.

7.1                               Severance Benefit.

7.1.1                     Termination Following a Change in Control.  If at any time within the Determination Period for a Covered Employee following a Change in Control (i) the Covered Employee’s job prospects are Materially Altered followed by the termination of the Covered Employee’s employment in accordance with the notice and cure requirements of this Section 7.1.1, or (ii) the Covered Employee’s employment is Involuntarily Terminated then the Covered Employee shall be entitled to his or her Severance Benefits, subject to the terms of the Plan.

In the instance of the Involuntarily Termination of the Covered Employee, the Covered Employee shall be entitled to receive the Severance Benefit described on Exhibit A from the Company, provided the Covered Employee signs the Release in a timely manner as provided in Section 7.2. Any adverse change in the Covered Employee’s position or job grade after a Change in Control shall be disregarded for purposes of determining the Covered Employee’s entitlement to Severance Benefits pursuant to Exhibit A.

In the instance of the Covered Employee’s job prospects being Materially Altered, the Covered Employee must exercise his or her rights under the Plan by providing the Company with written notice that his or her job prospects have been Materially Altered within ninety (90) days of the date of such Material Alteration (which such notice shall also constitute notice of termination of employment, to the extent such notice is required by applicable law or the terms of any employment contract), upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition giving rise to the Material Alteration of the Covered Employee’s job prospects.  Unless the Company remedies such Material Alternation within such thirty (30) day period (in which case, the Covered Employee’s notice of termination of employment shall be deemed to be withdrawn if it has not already expired), the Covered Employee’s employment with the Company shall terminate immediately following the expiration of such thirty (30) day cure period following which the Covered Employee signs the Release in a timely manner as provided in Section 7.2, the Covered Employee will be entitled to receive the applicable Severance Benefit from the Company.

To the extent permitted by applicable law, any cash Severance Benefit payable under the Plan shall, except to the extent otherwise provided on Exhibit A, be reduced by (i) any Base Pay paid to the Covered Employee for any statutory or contractual notice period (including any payment in lieu of notice or payment made in any such notice period during which the Covered Employee is not providing active services) and (ii) any statutory severance amounts paid to the Covered Employee (the aggregate amount of any such reduction being referred to hereinafter as, the “Offset”).  The Administrator may modify, in good faith, the notice and cure procedure set forth in this Section 7.1.1 for Non-U.S. Covered Employees to the minimum extent necessary to comply with applicable local law; provided that such modifications shall, to the maximum extent permissible under applicable local law, be no less favorable to such Non-U.S. Covered Employee than those set forth herein.

7.1.2                     Cash Compensation Target.  Sixty (60) days following the Covered Employee’s Separation from Service, if the Covered Employee has become eligible for benefits hereunder pursuant to the first paragraph of Section 7.1.1 and has executed and not revoked the Release as required by Section 7.2 herein (if permitted by applicable law in the case of a Non-U.S. Covered Employee), the Covered Employee will be paid a lump sum single payment equal to his or her Cash Compensation Target; provided, however, that if the Covered Employee is a specified employee (as defined under Section 409A) as of his or her date of Separation from Service and the lump sum single payment equal to his or her Cash Compensation Target is determined to be nonqualified deferred compensation subject to Section 409A, then, to the extent required to comply with Section 409A, such payment (or the applicable portion thereof) shall be made on date which is the earlier of: (a) the date six months after the Covered Employee’s Separation from Service, or (b) the date of the Covered Employee’s death.

7.1.3                     Continued Medical Benefits for Employees.  If the Covered Employee has become eligible for benefits hereunder pursuant to the first paragraph of Section 7.1.1 and is employed in the United States and such Covered Employee or any spouse and/or dependents of the Covered Employee (“Family Members”) has medical or dental coverage on the date of Covered Employee’s termination of employment under a group health plan sponsored by the Company, the Company will pay the total applicable premium and related administrative fee costs for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 11611168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for the Covered Employee and his Family Members during the full term of the Severance Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to pay the premium and fee costs of COBRA coverage on and after the date Covered Employee and his applicable Family Members first become eligible to obtain comparable benefits from a subsequent employer.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Covered Employee, as determined by the Company in its good faith discretion.  For Non-U.S. Covered Employees who become eligible for benefits hereunder pursuant to the first paragraph of Section 7.1.1, benefits coverage will be provided during the Severance Period (or a longer period that is expressly required by applicable statute) at the level provided to the Non-U.S. Covered Employee by the Company prior to termination (or, if greater, at the level required by statute).

7.1.4                     Stock Option Accelerated Vesting and Extended Exercise Period.  Provisions for acceleration of vesting upon a Change in Control as defined above may be found in the Company’s equity compensation plans and in awards previously granted thereunder.  Those plans and options granted thereunder may also provide for an extended time for exercise of such options in certain circumstances.  The terms of such plans and grants made thereunder remain in full force and effect and govern such equity awards.

7.1.5                     Short Term Incentive For Year of Termination.  If the Covered Employee has become eligible for benefits hereunder pursuant to the first paragraph of Section 7.1.1 and the

Covered Employee’s date of termination is prior to the date that the amount of short term incentive earned by employees of the Company for the year of termination is paid, the Covered Employee will be entitled to receive (subject to Section 7.2), in addition to the Cash Compensation Target, a pro rata share of his or her short term incentive target for such year.  For example, if the Covered Employee’s date of termination is July 1, he or she will be entitled to receive 50% of the Short-Term Incentive for the Covered Employee.  Such pro rata short term incentive payment will be paid at the same time as the payment described in Section 7.1.2.

7.1.6                     Outplacement Counseling Services.  If the Covered Employee has become eligible for benefits hereunder pursuant to the first paragraph of Section 7.1.1 hereof, the Covered Employee shall be entitled to outplacement counseling services at a frequency and cost as determined by the Plan Administrator in his or her sole discretion for a period of time as set forth on Exhibit A.  A Covered Employee may begin utilizing outplacement counseling services upon termination of employment (subject to the effectiveness of the Release, if applicable), and in no event may begin utilizing such services more than eight (8) weeks after the termination date (or the effectiveness of the Release, if applicable).  If a Covered Employee does not use all or any portion of the outplacement counseling services made available, the Covered Employee shall not be entitled to receive cash or other consideration in lieu of such services.  Notwithstanding the foregoing and the provisions of Exhibit A, the period of time during which outplacement services are provided to Non-U.S. Covered Employees may be shortened by the Plan Administrator to the extent the Plan Administrator determines, in its good faith discretion, that a shorter period would be consistent with market practice in the applicable jurisdiction, subject to compliance with applicable law.

7.1.7                     Additional Limitation.  Anything in this Plan to the contrary notwithstanding,  in the event that any payment or benefit received or to be received by the Covered Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Covered Employee’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Severance Benefits shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  In such event, the Total Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3)

equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.  The preceding provisions of this Section 7.1.7 shall not apply in the case of a Covered Employee who is a party to an agreement with the Company that provides for a different treatment in the event that payments to the Covered Employee are subject to the Excise Tax.

The calculations contemplated by this Section 7.1.7 shall be done by such accounting or tax experts as may be designated by the Company prior to a Change in Control and shall be binding on the Company and the Covered Employee.

7.2                               Release.  As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign, within the Release Period, a waiver and release of all claims arising out of the termination of the Covered Employee’s employment with the Company and its subsidiaries and affiliates in the form set forth on Exhibit B (the “Release”).  Notwithstanding the foregoing, a Non-U.S. Covered Employee shall not be required to execute a Release as a condition to receiving Severance Benefits to the extent such a condition is prohibited by applicable law.  The Administrator may modify, in good faith, the form of Release for Non-U.S. Covered Employees to the minimum extent necessary to comply with applicable local law and preserve the intent of the Release.

7.3                               Accrued Benefits and Compensation; PTO Days.  The Company shall pay or cause to be paid to each Covered Employee covered under the Plan such Covered Employee’s Base Pay through the date of termination, together with all compensation and benefits payable to the Covered Employee through the date of termination (including any short term incentives which have been accrued but not paid for any year completed prior to such termination, which amounts shall be paid without any discretionary reduction) in accordance with applicable laws. Any unused paid time off (“PTO”) pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at or before the time the Covered Employee receives his or her Cash Compensation Target payment and otherwise in accordance with applicable law.

8.                                      Withholding.  The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

9.                                      Administration.  The Plan will be administered and interpreted by the Administrator (in the Administrator’s reasonable, good faith discretion). The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan, the authority to take such actions is subject to the prior approval of the Board.  For Covered Employees providing services in the United States, the Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

10.                               Eligibility to Participate.  An employee acting as the Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan.  The chief executive officer of the Company will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

11.                               Amendment or Termination.  The Plan (and its exhibits) may not be terminated or adversely amended (1) at any time when the Company is party to an agreement, the consummation of which will result in a Change in Control, (2) within the two (2) year period immediately following a Change in Control, and (3) with respect to Non-U.S. Covered Employees, to the extent otherwise restricted by applicable law.  In addition, if at the time of any proposed termination of or amendment of or to the Plan there are any outstanding Determination Periods or Severance Periods, then the Plan will remain in effect without adverse amendment with respect to each Covered Employee for whom there is an outstanding Determination Period or Severance Period in effect until all Severance Benefits have been paid with respect to such Determination Period and/or Severance Period.  Except as set forth above in this Section 11 (which provisions are not subject to amendment), the Company reserves the right to terminate or amend the Plan at any time, including amending its exhibits; provided, however, that any amendment or termination of the Plan shall require three months’ advance notice of each individual who is a Covered Employee.

12.                               Claims Procedure.  Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator or his or her designee.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice will also describe any additional information needed to perfect the claim, an explanation as to why such information is necessary and an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal, if applicable.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

13.                               Appeal Procedure.  If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing.  The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  If the claimant’s appeal is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice will also describe the claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.  The notice will also include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if applicable.  No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator.  If a Covered Employee or another interested person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above.  Facts and evidence that become known to a Covered Employee or the other interested person after having exhausted the claims procedure must be brought to the attention of the Administrator for reconsideration of the claims determination.  Issues not raised with the Administrator will be deemed waived.  Notwithstanding the forgoing, Sections 12 and 13 shall be deemed to be modified to the extent necessary to comply with laws governing claim procedures applicable to Non-U.S. Covered Employees.

14.                               Source of Payments.  All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets.  No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

15.                               Inalienability.  In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

16.                               No Enlargement of Employment Rights.  Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company.  The Company expressly reserves the right to discharge any of its employees, including Covered Employees, at any time, with or without cause, in accordance with the employee’s contract of employment, if any, and any applicable laws.

17.                               Section 409A Compliance.  This Plan is intended to comply with or be exempt from all of the requirements of Section 409A and any regulatory, administrative or judicial guidance thereunder and shall be administered and interpreted in accordance with that intention.  This Plan is intended to meet the requirements of the short term deferral or separation pay plan exemptions under Section 409A.  Any payment from the Plan that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service.  Payments upon termination of employment subject to the requirements of Section 409A may only be made upon a Separation from Service.  Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A and a series of installment payments shall be treated as a series of separate payments.  In no event may an employee, directly or indirectly, designate the calendar year of any payment to be made under the Plan.  If the maximum period during which an employee has the ability to consider and revoke the Release hereunder would span two taxable years of the employee, then, regardless of when the employee signs the Release and the revocation period expires, payment of severance benefits hereunder will be made or commence in the second of such taxable years.

18.                               Applicable Law and Choice of Forum.  The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of New Jersey and any action brought under the Plan will be brought in the State of New Jersey, in each case, except as otherwise required by the laws or mandatory rules of a jurisdiction outside the United States in which a Non-U.S. Covered Employee is employed (in which such case the applicable law and choice of forum required in such jurisdiction shall apply).

19.                               Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

20.                               Headings.  Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

21.                               Indemnification.  The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.  This indemnity will cover all such liabilities, including judgments, settlements and costs of defense.  The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.  This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company by written agreement, by-laws, incorporation documents or state law.

22.                               Attorneys’ Fees.  The Company shall pay to the Covered Employee all reasonable legal fees and expenses incurred by the Covered Employee in disputing in good faith any issue hereunder relating to the termination of the Covered Employee’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code.  Such payments shall be made within five (5) business days after delivery of the Covered Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In order for the Covered Employee to be entitled to reimbursement hereunder, the Covered Employee must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.

23.                               Representations by the Company.  Except as provided in Section 11 above, no employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms and conditions of the Plan.  No verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding on the Plan, the Administrator or the Company.

24.                               Additional Information.

Plan Name:	NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan

Plan Sponsor:	NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Floor
Bedminster, NJ 07921
(908) 450-5300

Identification Numbers:	EIN: 87-0439579
PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	NPS Pharmaceuticals, Inc.
Attention: General Counsel

550 Hills Drive, 3rd Floor
Bedminster, New Jersey 07921
(908) 450-5300

Agent for Service of Legal Process:	NPS Pharmaceuticals, Inc.
Attention: General Counsel
NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Floor
Bedminster, NJ 07921
(908) 450-5300

EXHIBIT A

Employee Level	Determination Period	Severance Period	Cash Compensation Target	Benefit Continuation	Outplacement

Grade 1-5	12 Months	12 weeks minimum + 2 weeks/ for each full or partial year of service greater than 1(1)	Base Pay/52 *Severance Period	Equal to the Severance Period	3 Month Program

Grade 6-7 (Includes C6 & C7)	12 Months	16 weeks minimum + 2 weeks/for each full or partial year of service greater than 1(2)	Base Pay / 52* Severance Period	Equal to the Severance Period	3 Month Program

Grade 8-10 Hired before 9/1/12	24 months	9 Months	((Base Pay + Target STI (3)) /12) * Severance Period	Equal to the Severance Period	6 Month Program

Grade 8-10 Hired after 8/31/12	24 months	9 Months	(Base Pay/12) * Severance Period	Equal to the Severance Period	6 Month Program

Grade 11-12	24 months	12 Months	((Base Pay + Target STI)/12) * Severance Period	Equal to the Severance Period	6 Month Program

Executive Team Members (4)	24 months	18 Months	((Base Pay + Target STI)/12) * Severance Period	Equal to the Severance Period	12 Month Program

CEO	24 months	24 Months	((Base Pay + Target STI /12)* Severance Period	Equal to the Severance Period	12 Month Program

Clause (i) of the definition of “Materially Altered” will not apply to employees in Grades 1-7.

Covered Employees promoted into Grade 8-10 after 8/31/2012 will be eligible for the benefits set forth in the row entitled “Grade 8-10 Hired after 8/31/2012,” regardless of date of hire.

(1)         Notwithstanding the provision of Section 7.1.1 of the Plan which provides for the Offset, the minimum Severance Benefit to be paid to Covered Employees in Grades 1-5 shall be 12 weeks Base Pay.  The maximum Severance Benefit to be paid to Covered Employees in Grades 1-5 shall be 52 weeks Base Pay.

(2)         Notwithstanding the provision of Section 7.1.1 of the Plan which provides for the Offset, the minimum Severance Benefit to be paid to Covered Employees in Grades 6-7 shall be 16 weeks Base Pay.  The maximum Severance Benefit to be paid to Covered Employees in Grades 6-7 shall be 52 weeks Base Pay.

(3)         All references to “STI” are references to “Short Term Incentive” as defined in the Plan.

(4)         For purposes of Exhibit A, Executive Team Members consists of the following executives:  Luke M. Beshar, Paul Firuta, Robin D. Friedman, Roger Garceau, M.D., Susan E. Graf, Christine Mikail Cvijic, Eric Pauwels, Joseph J. Rogus.

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

1.                                      For good and valuable consideration (as provided in paragraph 2 below),                      (hereinafter the “Employee”), with the intention of binding himself or herself and his or her heirs, executors, administrators and assigns, does hereby release NPS Pharmaceuticals, Inc. (the “Company”) and its affiliates and subsidiaries and their affiliated companies, divisions, subsidiaries, successors, predecessors and assigns, and their respective present and former officers, directors, executives, agents, attorneys and employees (collectively the “Released Parties”), of and from any and all claims, actions, causes of action, demands, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, federal or state, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with the Employee’s employment relationship with the Released Parties, or the termination thereof, up to the date of this Waiver and Release Agreement (“Release”).  Such claims include without limitation, any claims for severance or paid time off or other benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under the Age Discrimination in Employment Act (“ADEA”).  The Employee specifically waives any and all claims for back pay, front pay, or any other form of compensation, except as set forth herein.

Notwithstanding the foregoing, the Employee does not waive (a) rights, if any, the Employee may have to unemployment insurance benefits or workers’ compensation benefits (b) any claims or rights under the ADEA which may arise from events occurring after the date of this Agreement (c) Employee’s rights to accrued and vested benefits (other than severance benefits) as of the date of termination under any other employee benefit plan, policy or arrangement maintained by the Company or its subsidiaries or under Section 4980B of the Internal Revenue Code, (d) any rights of Employee to indemnification in connection with his employment or service with the Company or any subsidiary, (e) any rights of the Employee under an employment agreement with the Company or a subsidiary which are intended to survive termination of the Employee’s employment, (f) any rights of the Employee as a stockholder of the Company and/or (g) any claims or rights that cannot be waived under applicable law.

2.                                      In reliance on the releases and agreements set forth herein and pursuant to the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan (“Plan”), the Employee

shall receive the gross amount of                                                        ($          ), less applicable federal and state withholding taxes, in accordance with Section 7.1.1 of the Plan, as well as the healthcare continuation and outplacement benefits described in the Plan.  The Employee acknowledges that he or she would not be entitled to the total amount provided herein without signing this Release.

3.                                      The Employee acknowledges and agrees that neither the Plan nor this Release is to be construed in any way as an admission of any liability whatsoever by any Released Party under any federal or state statute or the principles of common law, any such liability having been expressly denied.

4.                                      The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date of execution of this Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, and that he or she will not do so at any time hereafter.  The parties to this Release understand that the Employee does not waive any rights or claims that may arise after the date that this Release is executed.

5.                                      The Employee acknowledges and agrees that it continues to be bound by the confidentiality provisions of the Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition.

6.                                      In the event that the Employee breaches this Release, to the fullest extent permitted by law (including the Employment Standards Act), the Company shall be entitled to pursue all legal remedies against the Employee and the Employee shall be liable to the Company for its reasonable attorneys’ fees and costs incurred in pursuing such legal remedies.

7.                                      The Employee acknowledges that he or she has forty-five (45) days, commencing on the first day after his or her Separation from Service with the Company, to sign this Release.  In addition, once the Employee has signed this Release, he or she shall have an additional period of seven days during which he or she may revoke the executed Release (the “Revocation Period”), even if this has the effect of extending the seven-day revocation period beyond the 45-day period referenced in the preceding sentence.  If this Release is signed and not subsequently revoked, this Release becomes effective and enforceable on the first business day after the expiration of the Revocation Period.

8.                                      The Employee further declares and represents that he or she has carefully read and fully understands the terms of this Release and the Plan, that he or she has been given not less than forty-five (45) days, commencing on the date of the Employee’s Separation from Service, to consider this Release and, if applicable, the statistical data provided to him or her, that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of counsel with regard to this Release and the terms of the Plan, and that he or she knowingly and voluntarily, of his or her own free will, without any duress, being fully informed and after due deliberate thought and action, accepts the terms of and signs this Release as his or her own free act.  In addition, the Employee understands that once he or she has signed this Release, he or she shall have an additional period of seven days during which he or she may revoke the executed Release, even if this has the effect of extending the seven-day revocation period beyond the above-referenced 45-day period.

9.                                      The Employee acknowledges and understands that he or she may revoke a signed Release at any time within the Revocation Period by sending a written notice of revocation to General Counsel, NPS Pharmaceuticals, Inc., 550 Hills Drive, 3rd Floor, Bedminster, NJ 07921 New Jersey 07054.  The Employee further understands that if he or she revokes this Release, it shall not be effective or enforceable and he or she will not receive any payments or other benefits provided for in the Plan.  A signed and unrevoked Release shall not become effective or enforceable until the Revocation Period has expired, but shall be final and binding on the next day after the last day of the Revocation Period.

DATED this      day of       , 20  .

[Employee]

The foregoing instrument was acknowledged before me this      day of      , 20  , by [Employee].

NOTARY PUBLIC

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